Exhibit 5.1

September 10, 2020

GP Strategies Corporation
11000 Broken Land Parkway, Suite 200
Columbia, Maryland 21044

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of GP Strategies Corporation, a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, for registration by the Company of up to 900,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable pursuant to the GP Strategies Corporation 2011 Stock Incentive Plan (the “Plan”).

As a basis for this opinion, I have examined such matters of law and such originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates and other instruments as I have deemed appropriate, including (1) the certificate of incorporation of the Company, as in effect on the date hereof, (2) the Amended and Restated By-Laws of the Company, as in effect on the date hereof, (3) the Plan, (4) the resolutions confirmed, approved and ratified by the Board of Directors of the Company (the “Board”) relating to the authorization and issuance of the Shares and (4) records of meetings of the stockholders of the Company related to the Plan.

In giving this opinion, I have assumed the genuineness of all signatures, the legal capacity of natural persons and the authenticity of all documents I have examined. As to certain questions of fact relevant to this opinion, without any independent verification, I have relied upon written statements of certain public officials.

Based upon the foregoing and subject to the assumptions, limitations and qualifications stated herein, it is my opinion that the Shares have been duly authorized, and upon the issuance and delivery of the Shares in the manner contemplated by the Plan, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plan, including, without limitation, collection of required payment for the Shares, the Shares will be validly issued, fully paid and nonassessable.

In addition to the qualifications set forth above, the foregoing opinion is further qualified as follows:

(a)    The foregoing opinion is rendered as of the date hereof. I assume no obligation to update such opinion to reflect any facts or circumstances that may hereafter come to my attention or changes in the law which may hereafter occur.

(b)    I do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the foregoing).

(c)    I express no opinion as to compliance with the securities (or “blue sky”) laws of any jurisdiction.

(d)    This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

GP Strategies Corporation
70 Corporate Center
11000 Broken Land Parkway, Suite 200
Columbia, MD 21044 USA

GP Strategies Corporation
September 10, 2020

As of the date hereof, I own 3,479 shares of our common stock, 4,322 unvested restricted stock units, and 1,985 shares allocated to my account pursuant to the provisions of the Company’s Retirement Savings Plan.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to me under the heading “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ James L. Galante

GP Strategies Corporation
70 Corporate Center
11000 Broken Land Parkway, Suite 200
Columbia, MD 21044 USA